Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our report dated July 19, 2024, with respect to our audit on the consolidated financial statements of Caltier Fund I, LP as of and for the year ended December 31, 2023, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

San Diego, California

August 21, 2024